Exhibit 4.59

EXECUTION VERSION

RELEASE OF INTELSAT (LUXEMBOURG) S.A. FROM CREDIT AGREEMENT

December 22, 2016

Reference is hereby made to the Credit Agreement, dated as of January 12, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Credit Agreement”), among INTELSAT JACKSON HOLDINGS S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg (the “Borrower”), INTELSAT (LUXEMBOURG) S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg (“Holdings”), the lenders pary thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) and the other parties from time to time party thereto. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

In connection with (i) the formation of Intelsat Connect Finance S.A., a sociètè anonyme existing under the laws of Luxembourg (“Intermediate Holdco”), a wholly-owned direct subsidiary of Holdings and (ii) the contribution by Holdings of all of the capital stock of the Borrower, to Intermediate Holdco, the Borrower has requested, pursuant to the Officer’s Certificate attached hereto as Exhibit A, that the Administrative Agent release Holdings from the Holdings Guarantee and its covenants and obligations under the Credit Agreement, as permitted by Section 15.11 of the Credit Agreement.

Based upon the foregoing, the Administrative Agent, on behalf of the Lenders, hereby releases and forever discharges Holdings from any obligations it may have to the Administrative Agent and Lenders as Guarantor or Holdings under the Credit Agreement (including its Holdings Guarantee thereunder).

IN WITNESS WHEREOF, the undersigned has executed this release as of the first date written above.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Paley Chen
Name:	Paley Chen
Title:	Vice President

EXHIBIT A

OFFICER’S CERTIFICATE

[Attached]

EXECUTION

OFFICER’S CERTIFICATE

Dated as of December 22, 2016

Reference is made to (i) the Credit Agreement, dated as of January 12, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intelsat Jackson Holdings S.A. (the “Borrower”), Intelsat (Luxembourg) S.A. (“Holdings”), the lenders party thereto from time to time, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the other agent parties party thereto, (ii) the Collateral Agency and Intercreditor Agreement, dated as of January 12, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Holdings, the grantors from time to time party thereto, the Administrative Agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as collateral trustee (the “Collateral Trustee”), and the other parties from time to time party thereto, (iii) the Luxembourg Shares and Beneficiary Certificates Pledge Agreement dated 12 January 2011 (as amended or otherwise modified from time to time, the “Share Pledge”) among the Pledgors set forth in Schedule 1 thereto and the Collateral Trustee, and (iv) the Luxembourg Claims Pledge Agreement dated 12 January 2011 (as amended or otherwise modified from time to time, the “Claims Pledge”) among the Pledgors set forth in Schedule 1 thereto and the Collateral Trustee. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies to the Collateral Trustee and the Administrative Agent, in his official capacity and not in his personal capacity, as of the date hereof, that:

1.    The undersigned is a duly appointed and qualified Authorized Officer of each of the Borrower and Holdings and is authorized to execute and deliver this Officer’s Certificate.

2.    As of December 22, 2016, (i) Intelsat Connect Finance S.A., a sociètè anonyme existing under the laws of Luxembourg (“Intermediate Holdco”) was formed and became a wholly-owned direct subsidiary of Holdings, (ii) Holdings contributed all of its assets, including all of the capital stock of the Borrower, to Intermediate Holdco (the “Restructuring”), (iii) concurrently with the release of Holdings as requested in paragraph 4 below, Intermediate Holdco is joining the Credit Agreement and adhering to the Share Pledge and Claims Pledge as Successor Holdings and will pledge all of the capital stock of the Borrower in connection therewith (the “Joinder”), (iv) the Borrower is in compliance, on a pro forma basis after giving effect to the Transactions (as defined below), with the covenants set forth in Section 11 of the Credit Agreement and (v) no Default or Event of Default has occurred and is continuing or would result from the Transactions.

3.    The Restructuring is permitted pursuant to Section 15.11(y) of the Credit Agreement and will accordingly permit, pursuant to Section 15.11 of the Credit Agreement, (i) the release of Holdings as a Guarantor under the Credit Agreement and (ii) the release of the security interests on the assets of Holdings constituting Collateral under the Credit Agreement. The Restructuring, the releases described in this paragraph 3, the Joinder and the related transactions and payment of the related fees and expenses are hereby known as the “Transactions”.

4.    In consideration of the foregoing and in accordance with Section 15.11 of the Credit Agreement, the Borrower (i) requests that the Collateral Trustee release the security interests granted by Holdings under the Share Pledge pursuant to Section 4.1(d) of the Intercreditor Agreement and Section 10.2 of the Share Pledge with respect to the equity interests of the Borrower and confirms that such release is permitted pursuant to Section 4.1(d) of the Intercreditor Agreement, (ii) directs and instructs the Collateral Trustee to enter into each of the documents attached as exhibits hereto, (iii) requests that the Administrative Agent, pursuant to and as permitted by Section 15.11 of the Credit Agreement, release Holdings from the Holdings Guarantee and its covenants and obligations under the Credit Agreement and enter into the Joinder to the Credit Agreement with Intermediate Holdco and (iv) reaffirms its indemnification obligations pursuant to Section 8.9 of the Intercreditor Agreement.

5.    The aggregate amount of the outstanding Credit Facility Obligations (as defined in the Intercreditor Agreement) and the aggregate unutilized commitments under the Credit Agreement exceeds $2,000,000,000.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Officer’s Certificate to be duly executed as of the date first written above.

INTELSAT (LUXEMBOURG) S.A.

By:	/s/ Franz Russ
	Name:	Franz Russ
	Title:	Chairman and Chief Executive Officer

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Sajid Ajmeri
	Name:	Sajid Ajmeri
	Title:	Assistant Secretary

[Signature page to Officer’s Certificate]

Exhibit A

[Agreement for the Adherence by Intelsat Connect Finance S.A. as a New Pledgor in Replacement of Intelsat (Luxembourg) S.A. to the Luxembourg Shares and Beneficiary Certificates Pledge Agreement dated 12 January 2011, as amended, and for the Amendment of the Pledge Agreement]

Exhibit B

[Agreement for the Adherence by Intelsat Connect Finance S.A. (as New Debtor) to the Luxembourg Claims Pledge Agreement dated 12 January 2011, as amended, and for the Amendment of the Pledge Agreement]

Exhibit C

[Joinder by Intelsat Connect Finance S.A. to the Collateral Agency and Intercreditor Agreement]

Exhibit D

[Request for Release of Lien on Collateral]